UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

August 1, 2017

Date of Report (Date of earliest event reported)

CALLAWAY GOLF COMPANY

(Exact name of registrant as specified in its charter)

DELAWARE	1-10962	95-3797580
(State of Other Jurisdiction of Incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

2180 RUTHERFORD ROAD, CARLSBAD, CALIFORNIA		92008-7328
(Address of principal executive offices)		(Zip Code)

(760) 931-1771

(Registrant’s telephone number, including area code)

NOT APPLICABLE

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933

(§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01 Entry into a Material Definitive Agreement.

On August 1, 2017, Callaway Golf Company (the “Company”) entered into an Eighth Amendment (the “Eighth Amendment”) to the Second Amended and Restated Loan and Security Agreement, dated as of December 22, 2011 (as amended prior to the Eighth Amendment, the “Loan Agreement”) among the Company, Callaway Golf Sales Company, Callaway Golf Ball Operations, Inc., Ogio International, Inc., Callaway Golf Canada Ltd., Callaway Golf Europe Ltd., Callaway Golf Interactive, Inc., Callaway Golf International Sales Company, Callaway Golf European Holding Company Limited, Bank of America, N.A. as administrative agent and certain financial institutions as lenders. The Eighth Amendment provides for a new first in, last out term loan credit facility of up to $60 million (the “FILO Facility).

Loans under the FILO Facility (“Term Loans”) bear interest at the spread for the Company’s existing asset-based revolving credit facility (the “Existing Revolver”), plus 250 basis points, such that the applicable margin for Term Loans ranges from 1.50% when the availability ratio is greater than or equal to 67%, to 1.75% when the availability ratio is less than 67% but greater than or equal to 33%, to 2.00% when the availability ratio is less than 33%. The Term Loans may be borrowed at the closing of the Eighth Amendment, or the draw may be delayed for up to 6 months post-closing. The FILO Facility matures on the earlier of (i) four years from the closing date and (ii) the maturity of the Existing Revolver.

The FILO Facility amortizes over a three year period beginning in the second year of the facility; there is no amortization in the first year. However, the Company must make a one-time excess cash flow payment for the 2018 fiscal year (with the payment to be made within 60 days after delivery of the 2018 audited financials). Excess cash flow will be calculated in a customary manner and the excess cash flow payment cannot exceed the least of (i) 50% of excess cash flow, (ii) $20,000,000 and (iii) the highest amount that would not put the Company into cash dominion.

At any time when there are more than $20 million of Term Loans outstanding, the Company must maintain (i) a fixed charge coverage ratio of at least 1.0 to 1.0 and (ii) a leverage ratio of 4.0 to 1.0 or less. Once the Term Loans outstanding are reduced to $20 million or less, the leverage ratio test falls away and the fixed charge coverage ratio test returns to a springing test based on availability (as currently constituted).

In the current version of the Loan Agreement, the $20 million cap on distributions has exceptions to the cap if pro-forma net excess availability is greater than 15% of the maximum facility amount for the 30 days prior to the distribution and net excess availability is greater than 15% of the maximum facility amount after giving effect to the distribution. The Eighth Amendment increases the 15% to 20% at any time there are $20 million or more of Term Loans outstanding, and reduces the 20% to 17.5% at any time there are less than $20 million of Term Loans outstanding (and returns to 15% when no Term Loans are outstanding).

The collateral covering the FILO Facility is the same as that covering the Existing Revolver, but the Company is restricted from placing liens on real estate, IP or Top Golf stock unless the FILO Facility is repaid in full (at which point first priority liens on these assets may be granted to the lenders providing the refinancing).

The foregoing description is qualified in its entirety by reference to the Eighth Amendment, a copy of which is attached as Exhibit 10.1 and incorporated by reference in its entirety in this Item 1.01.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth above under Item 1.01 is incorporated by reference.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description

10.1	Eighth Amendment, dated as of August 1, 2017, among Callaway Golf Company, Callaway Golf Sales Company, Callaway Golf Ball Operations, Inc., Callaway Golf Canada Ltd., Callaway Golf Europe Ltd., Callaway Golf Interactive, Inc., Callaway Golf International Sales Company, Callaway Golf European Holding Company Limited, Ogio International, Inc., Bank of America, N.A. as administrative agent and certain financial institutions as lenders, to Second Amended and Restated Loan and Security Agreement, dated as of December 22, 2011.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CALLAWAY GOLF COMPANY

Date: August 1, 2017	By:	/s/ Brian P. Lynch
	Name:	Brian P. Lynch
	Title:	Senior Vice President, General Counsel, Corporate Secretary and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

10.1	Eighth Amendment, dated as of August 1, 2017, among Callaway Golf Company, Callaway Golf Sales Company, Callaway Golf Ball Operations, Inc., Callaway Golf Canada Ltd., Callaway Golf Europe Ltd., Callaway Golf Interactive, Inc., Callaway Golf International Sales Company, Callaway Golf European Holding Company Limited, Ogio International, Inc., Bank of America, N.A. as administrative agent and certain financial institutions as lenders, to Second Amended and Restated Loan and Security Agreement, dated as of December 22, 2011.